Filed pursuant to Rule 424(b)(3)
Registration No. 333-145949

AMERICAN REALTY CAPITAL TRUST, INC.
SUPPLEMENT NO. 6 DATED MAY 27, 2011
TO THE PROSPECTUS DATED DECEMBER 13, 2010

This prospectus supplement (this “Supplement No. 6”) is part of the prospectus of American Realty Capital Trust, Inc. (“we,” the “REIT,” “ARCT” or “Company”), dated December 13, 2010 (the “Prospectus”) and should be read in conjunction with the Prospectus and Supplement No. 5, dated May 2, 2011 (“Supplement No. 5”). This Supplement No. 6 supplements, modifies or supersedes certain information contained in the Prospectus and Supplement No. 5. This Supplement No. 6 will be delivered with the Prospectus and Supplement No. 5. The purpose of this Supplement No. 6 is to disclose the Company’s enagement of Goldman, Sachs & Co. (“Goldman Sachs”) as its financial advisor.

Engagement of Goldman Sachs as Financial Advisor

On May 27, 2011, the Company entered into an engagement letter with Goldman Sachs pursuant to which the Company engaged Goldman Sachs as its financial advisor to assist it in evaluating strategic alternatives, including the possible sale of all or a portion of the Company. The Company’s initial public offering, which commenced on January 25, 2008, will close on or before July 25, 2011.